UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 10, 2023

Northern States Power Company

(Exact name of registrant as specified in its charter)

Wisconsin	001-03140	39-0508315
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1414 West Hamilton Avenue Eau Claire, WI	54701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (715) 737-2625

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 10, 2023, Northern States Power Company, a Wisconsin corporation (“NSP-Wisconsin”), entered into a Bond Purchase Agreement (the “Bond Purchase Agreement”) with certain institutional investors for the offer and sale of $125 million in aggregate principal amount of 5.30% First Mortgage Bonds, Series due June 15, 2053 (the “Bonds”). The Bond Purchase Agreement is filed herewith as Exhibit 1.01. In connection with closing, NSP-Wisconsin will receive net proceeds of approximately $123.9 million. NSP-Wisconsin intends to use the net proceeds from the sale of the Bonds for general corporate purposes, including meeting its working capital requirements, funding capital expenditures, and repaying short-term debt. The closing of the sale of the Bonds is expected to occur on June 8, 2023.

The Bond Purchase Agreement contains customary representations and warranties, covenants and events of default for a transaction of this type.

The Bonds will be governed by NSP-Wisconsin’s Trust Indenture, dated April 1, 1947, as amended, supplemented and restated, by and between NSP-Wisconsin and U.S. Bank Trust Company, National Association, as successor trustee (the “Indenture”), and the Supplemental Trust Indenture, dated as of May 10, 2023 (the “Supplemental Indenture”), establishing the terms of the Bonds. Subject to limited exceptions, the Bonds will be secured by a first mortgage lien on substantially all of NSP-Wisconsin’s real and fixed properties. A copy of the Supplemental Indenture is filed herewith as Exhibit 4.01. The Bonds are subject to acceleration upon the occurrence of an event of default, including, among other things, default in the payment of the principal of or premium on, the Bonds, default continued for 30 days in the payment of any interest upon the Bonds, default continued for 60 days in any sinking fund payment, bankruptcy events, and default continued for 60 days after notice to NSP-Wisconsin from the trustee in the performance of any other covenant, agreement or condition contained in the Indenture.

NSP-Wisconsin may redeem all or any portion of the Bonds at its option, at any time prior to their maturity, at the redemption price described below. If NSP-Wisconsin redeems all or any part of the Bonds prior to December 15, 2052, NSP-Wisconsin will pay a redemption price equal to the greater of (i) 100% of the principal amount of the Bonds being redeemed and (ii) a make-whole amount as set forth in the Supplemental Indenture plus, in either case, accrued and unpaid interest on such Bonds to, but excluding, the redemption date. If NSP-Wisconsin redeems all or any part of the Bonds on or after December 15, 2052, NSP-Wisconsin will pay a redemption price equal to 100% of the principal amount of the Bonds being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

KeyBanc Capital Markets Inc. (“KeyBanc”) acted as the sole placement agent in connection with the offer and sale of the Bonds.

In the ordinary course of business, KeyBanc and its affiliates have engaged, and may in the future engage, in other investment banking or commercial banking transactions with NSP-Wisconsin and its affiliates, including acting as lenders under NSP-Wisconsin’s loan facilities and those of some of its affiliates. They have received or will receive customary fees and commissions for these transactions.

The Bonds have been offered and will be sold in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Bonds have not been and will not be registered under the Securities Act, or the securities laws of any state, and may not be offered or sold in the United States absent registration or an exemption from the registration requirements of the Securities Act and applicable state securities laws.

The foregoing descriptions of the Bond Purchase Agreement and the Supplemental Indenture do not purport to be complete and are subject to, and qualified in their entirety by, the full texts of the Bond Purchase Agreement and the Supplemental Indenture, copies of which are filed as Exhibit 1.01 and Exhibit 4.01 hereto and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description

1.01	Bond Purchase Agreement, dated May 10, 2023, among Northern States Power Company and the several purchasers listed in Schedule B thereto

4.01	Supplemental Indenture dated as of May 10, 2023 between Northern States Power Company and U.S. Bank Trust Company, National Association, as successor Trustee, creating 5.30% First Mortgage Bonds, Series due June 15, 2053

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHERN STATES POWER COMPANY (a Wisconsin corporation)

By:	/s/ Paul A. Johnson
Name:	Paul A. Johnson
Title:	Vice President, Treasurer

Date: May 10, 2023